News Release
Contacts:
Media Relations
Scott Sloat
240-855-0164
scott.sloat@sprint.com

Investor Relations
Brad Hampton
800-259-3755
investor.relations@sprint.com

SPRINT REPORTS
FIRST QUARTER 2013 RESULTS

•
Operating Income of $29 million, includes accelerated depreciation of approximately $360 million; Adjusted OIBDA* of $1.5 billion up over 25 percent year-over-year, highest year-over-year increase in more than 6 years

•	Sprint platform wireless service revenue of $7.1 billion is the highest-ever and increased nearly 9 percent year-over-year

•	Best-ever Sprint platform postpaid ARPU of $63.67 grew nearly 2 percent year-over-year

•	Sprint platform subscriber base reaches highest-ever level of 53.9 million

◦	Sprint platform postpaid net additions for the 12th consecutive quarter

◦	Postpaid Nextel recapture rate of 46 percent

◦	Highest-ever total prepaid subscribers at 16 million

•	Strong smartphone sales of 5 million

◦	iPhone® sales exceed 1.5 million with 43 percent to new customers

◦	86 percent of quarterly Sprint platform postpaid handset sales were smartphones

•	Network Vision continues to gain momentum

◦	Exceeded target of 12,000 sites on air by the end of the quarter, and currently have more than 13,500 sites on air

◦	Nextel network on track to be shut down at the end of the second quarter

The company's first quarter 2013 earnings conference call will be held at 8 a.m. ET today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 29196505 or may listen via the Internet at www.sprint.com/investors.

Additional information about results can be found in the “Quarterly Investor Update” posted on our Investor Relations website at www.sprint.com/investors.

OVERLAND PARK, Kan. - April 24, 2013 - Sprint Nextel Corp. (NYSE: S) today reported operating income of $29 million, and Adjusted OIBDA* of $1.5 billion was the highest in nearly four years even as Sprint made significant investments in the business during the quarter. Sprint reported continued strong growth in the Sprint platform business, reaching highest-ever subscriber base and service revenue levels in the first quarter of 2013.

“This is a transformative year for Sprint and we've gotten off to a good start,” said Dan Hesse, Sprint CEO. “Record Sprint platform service revenue and subscriber levels fueled our performance. We achieved significant Adjusted OIBDA* growth while investing heavily to improve our network, expanding our 4G LTE footprint and offering customers the best smartphones with truly unlimited data plans.”

EPS and Operating Income Improve
Operating income for the quarter was $29 million as compared to a loss of $255 million in the year-ago period. Consolidated net service revenues of nearly $8 billion were flat year-over-year as Sprint platform growth offset declines in Nextel platform and Wireline revenues. The company reported a net loss of $643 million and a diluted net loss of $.21 per share for the first quarter of 2013 as compared to a net loss of $863 million and a diluted net loss of $.29 per share in the first quarter of 2012.

Adjusted OIBDA* Improves By Over 25 Percent Year-Over-Year
Quarterly Adjusted OIBDA* of $1.5 billion was the highest in nearly four years and improved by $311 million as compared to the first quarter of 2012. Adjusted OIBDA* improved year-over-year primarily due to growth in Sprint platform service revenue, lower cost of service and lower SG&A expense, partially offset by lower Nextel revenue.

Sprint Platform Achieves Record Revenue, ARPU and Subscribers
Sprint platform service revenue reached best-ever levels in the first quarter driven by all-time high postpaid ARPU and subscribers for the Sprint platform. Sprint platform postpaid ARPU grew by more than $1 year-over-year. Postpaid subscriber growth on the platform continued to benefit from better than expected recapture rates of Nextel customers as well as improved postpaid churn. Additionally, all three of the Sprint platform prepaid brands achieved net additions in the quarter and each reached highest-ever subscriber levels.

Unlimited Data and Iconic Smartphones Continue to Drive Growth
Eighty-six percent of quarterly Sprint platform postpaid handset sales were smartphones, including more than 1.5 million iPhones sold during the quarter. Forty-three percent of iPhone sales were to new customers, a rate that continues to outperform larger competitors.

Sprint continued to enhance its smartphone portfolio - launching HTC One® earlier this month and announcing plans to offer Samsung Galaxy S® 4 in the next few weeks as well as BlackBerry® Q10 and two Windows 8 phones later this year.

Network Vision Deployment Gains Momentum
Sprint made significant progress on the Network Vision deployment in the quarter, exceeding 12,000 sites on air during the first quarter. To date there are more than 13,500 sites on air compared to more than 8,000 reported on Feb. 7. The number of sites that are either ready for construction, already underway or completed has grown to more than 25,000.

As part of Network Vision, Sprint has launched 4G LTE in 88 cities, including Los Angeles, Boston and Charlotte, N.C. since the beginning of the year and expects that 4G LTE will be available in more than 170 additional cities in the coming months.

The company remains on track to shut down the Nextel platform at the end of the second quarter.

Third Parties Recognize Sprint Leadership
For the fourth time in a row, J.D. Power & Associates ranked Sprint highest in satisfaction with the purchase experience among Full Service Wireless Providers. Additionally, Sprint's Boost Mobile prepaid brand was ranked highest in satisfaction with the purchase experience among Non-Contract Wireless Providers. Sprint also received U.S. Long-Haul Wholesale Carrier Excellence from ATLANTIC-ACM in the Brand, Network Performance, Customer Service and Voice Quality categories. Finally, Sprint collected the North American Mobile & Wireless Green Excellence Award from Frost & Sullivan.

Forecast
The company expects 2013 Adjusted OIBDA* to be at the high-end of the previous forecast of between $5.2 billion and $5.5 billion excluding the effects of the closing of strategic transactions.

Wireless Operating Statistics (Unaudited)

	Quarter To Date
	3/31/13	12/31/12	3/31/12
Net Additions (Losses) (in thousands)
Sprint platform:
Postpaid (2)	12	401	263
Prepaid (3)	568	525	870
Wholesale and affiliate	(224)	(243)	785
Total Sprint platform	356	683	1,918
Nextel platform:
Postpaid (2)	(572)	(644)	(455)
Prepaid (3)	(199)	(376)	(381)
Total Nextel platform	(771)	(1,020)	(836)

Total retail postpaid net losses	(560)	(243)	(192)
Total retail prepaid net additions	369	149	489
Total wholesale and affiliate net (losses) additions	(224)	(243)	785
Total Wireless Net (Losses) Additions	(415)	(337)	1,082

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (2)	30,257	30,245	28,992
Prepaid (3)	15,701	15,133	13,698
Wholesale and affiliate	7,938	8,162	8,003
Total Sprint platform	53,896	53,540	50,693
Nextel platform:
Postpaid (2)	1,060	1,632	3,830
Prepaid (3)	255	454	1,580
Total Nextel platform	1,315	2,086	5,410

Total retail postpaid end of period subscribers	31,317	31,877	32,822
Total retail prepaid end of period subscribers	15,956	15,587	15,278
Total wholesale and affiliate end of period subscribers	7,938	8,162	8,003
Total End of Period Subscribers	55,211	55,626	56,103

Supplemental Data - Connected Devices
End of Period Subscribers (in thousands)
Retail postpaid	824	813	791
Wholesale and affiliate	2,803	2,670	2,217
Total	3,627	3,483	3,008

Churn
Sprint platform:
Postpaid	1.84%	1.98%	2.00%
Prepaid	3.05%	3.02%	2.92%
Nextel platform:
Postpaid	7.57%	5.27%	2.09%
Prepaid	12.46%	9.79%	8.73%

Total retail postpaid churn	2.09%	2.18%	2.01%
Total retail prepaid churn	3.26%	3.30%	3.61%

ARPU (a)
Sprint platform:
Postpaid	$63.67	$63.04	$62.55
Prepaid	$25.95	$26.30	$25.64
Nextel platform:
Postpaid	$35.43	$37.27	$40.94
Prepaid	$31.75	$35.59	$35.68

Total retail postpaid ARPU	$62.47	$61.47	$59.88
Total retail prepaid ARPU	$26.08	$26.69	$26.82

Nextel Platform Subscriber Recaptures
Subscribers (in thousands) (4):
Postpaid	264	333	228
Prepaid	67	188	137
Rate (5):
Postpaid	46%	51%	46%
Prepaid	34%	50%	23%
(a)ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Quarter To Date
	3/31/13	12/31/12	3/31/12

Net Operating Revenues	$8,793	$9,005	$8,734
Net Operating Expenses
Cost of services	2,640	2,659	2,787
Cost of products	2,293	2,993	2,298
Selling, general and administrative	2,336	2,557	2,436
Depreciation and amortization	1,492	1,493	1,666
Other, net	3	8	(198)
Total net operating expenses	8,764	9,710	8,989
Operating Income (Loss)	29	(705)	(255)
Interest expense	(432)	(432)	(298)
Equity in losses of unconsolidated investments and other, net	(202)	(140)	(273)
Loss before Income Taxes	(605)	(1,277)	(826)
Income tax expense	(38)	(44)	(37)
Net Loss	$(643)	$(1,321)	$(863)
Basic and Diluted Net Loss Per Common Share	$(0.21)	$(0.44)	$(0.29)
Weighted Average Common Shares outstanding	3,013	3,007	2,999
Effective Tax Rate	-6.3%	-3.4%	-4.5%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED OIBDA* (Unaudited)
(Millions)

	Quarter To Date
	3/31/13	12/31/12	3/31/12

Net Loss	$(643)	$(1,321)	$(863)
Income tax expense	38	44	37
Loss before Income Taxes	(605)	(1,277)	(826)
Equity in losses of unconsolidated investments and other, net	202	140	273
Interest expense	432	432	298
Operating Income (Loss)	29	(705)	(255)
Depreciation and amortization	1,492	1,493	1,666
OIBDA*	1,521	788	1,411
Severance and lease exit costs (6)	25	(10)	—
Gains from asset dispositions and exchanges (7)	—	—	(29)
Asset impairments and abandonments (8)	—	18	18
Spectrum hosting contract termination, net (9)	—	—	(170)
Access costs (10)	—	—	(17)
Litigation (11)	(22)	—	—
Business combinations (12)	—	19	—
Hurricane Sandy (13)	—	45	—
Adjusted OIBDA*	1,524	860	1,213
Capital expenditures (1)	1,812	1,923	800
Adjusted OIBDA* less Capex	$(288)	$(1,063)	$413
Adjusted OIBDA Margin*	19.1%	10.7%	15.2%
Selected item:
Deferred tax asset valuation allowance	$265	$546	$348

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date
	3/31/13	12/31/12	3/31/12

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (2)	$5,773	$5,674	$5,408
Prepaid (3)	1,194	1,170	1,016
Wholesale, affiliate and other	133	135	103
Total Sprint platform	7,100	6,979	6,527
Nextel platform:
Postpaid (2)	143	218	500
Prepaid (3)	33	68	188
Total Nextel platform	176	286	688

Equipment revenue	813	1,010	735
Total net operating revenues	8,089	8,275	7,950

Net Operating Expenses
Cost of services	2,171	2,210	2,289
Cost of products	2,293	2,993	2,298
Selling, general and administrative	2,230	2,436	2,311
Depreciation and amortization	1,393	1,391	1,564
Other, net	—	3	(181)
Total net operating expenses	8,087	9,033	8,281
Operating Income (Loss)	$2	$(758)	$(331)

Supplemental Revenue Data
Total retail service revenue	$7,143	$7,130	$7,112
Total service revenue	$7,276	$7,265	$7,215

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date
	3/31/13	12/31/12	3/31/12

Operating Income (Loss)	$2	$(758)	$(331)
Severance and lease exit costs (6)	22	(10)	—
Gains from asset dispositions and exchanges (7)	—	—	(29)
Asset impairments and abandonments (8)	—	13	18
Spectrum hosting contract termination, net (9)	—	—	(170)
Litigation (11)	(22)	—	—
Hurricane Sandy (13)	—	42	—
Depreciation and amortization	1,393	1,391	1,564
Adjusted OIBDA*	1,395	678	1,052
Capital expenditures (1)	1,706	1,786	710
Adjusted OIBDA* less Capex	$(311)	$(1,108)	$342
Adjusted OIBDA Margin*	19.2%	9.3%	14.6%

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date
	3/31/13	12/31/12	3/31/12
Net Operating Revenues
Voice	$352	$385	$417
Data	94	96	108
Internet	434	451	453
Other	13	17	20
Total net operating revenues	893	949	998

Net Operating Expenses
Cost of services and products	661	671	716
Selling, general and administrative	104	100	121
Depreciation	98	102	100
Other, net	3	5	(17)
Total net operating expenses	866	878	920
Operating Income	$27	$71	$78

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date
	3/31/13	12/31/12	3/31/12

Operating Income	$27	$71	$78
Severance and lease exit costs (6)	3	—	—
Asset impairments and abandonments (8)	—	5	—
Access costs (10)	—	—	(17)
Hurricane Sandy (13)	—	3	—
Depreciation	98	102	100
Adjusted OIBDA*	128	181	161
Capital expenditures (1)	61	58	45
Adjusted OIBDA* less Capex	$67	$123	$116
Adjusted OIBDA Margin*	14.3%	19.1%	16.1%

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Quarter Ended
	3/31/13	12/31/12	3/31/12
Operating Activities
Net loss	$(643)	$(1,322)	$(863)
Depreciation and amortization	1,492	1,493	1,666
Provision for losses on accounts receivable	83	148	136
Share-based compensation expense	17	25	17
Deferred income taxes	24	67	32
Equity in losses of unconsolidated investments and other, net	202	140	273
Contribution to pension plan	—	—	(92)
Spectrum hosting contract termination, net (9)	—	—	(170)
Other working capital changes, net	(276)	(322)	26
Other, net	41	(13)	(47)
Net cash provided by operating activities	940	216	978

Investing Activities
Capital expenditures (1)	(1,381)	(1,477)	(783)
Expenditures relating to FCC licenses	(55)	(46)	(56)
Change in short-term investments, net	355	(1,165)	(327)
Investment in Clearwire (including debt securities)	(80)	(100)	(128)
Other, net	3	(2)	(1)
Net cash used in investing activities	(1,158)	(2,790)	(1,295)

Financing Activities
Proceeds from debt and financings	204	5,599	2,000
Debt financing costs	(10)	(44)	(36)
Repayments of debt and capital lease obligations	(59)	(2,283)	(2)
Other, net	7	8	3
Net cash provided by financing activities	142	3,280	1,965

Net (Decrease) Increase in Cash and Cash Equivalents	(76)	706	1,648

Cash and Cash Equivalents, beginning of period	6,351	5,645	5,447

Cash and Cash Equivalents, end of period	$6,275	$6,351	$7,095

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter Ended
	3/31/13	12/31/12	3/31/12

Net Cash Provided by Operating Activities	$940	$216	$978

Capital expenditures (1)	(1,381)	(1,477)	(783)
Expenditures relating to FCC licenses, net	(55)	(46)	(56)
Other investing activities, net	3	(2)	(1)
Free Cash Flow*	(493)	(1,309)	138

Debt financing costs	(10)	(44)	(36)
Increase in debt and other, net	145	3,316	1,998
Investment in Clearwire (including debt securities)	(80)	(100)	(128)
Other financing activities, net	7	8	3
Net (Decrease) Increase in Cash, Cash Equivalents and
Short-Term Investments	$(431)	$1,871	$1,975

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	3/31/13	12/31/12
Assets
Current assets
Cash and cash equivalents	$6,275	$6,351
Short-term investments	1,494	1,849
Accounts and notes receivable, net	3,352	3,658
Device and accessory inventory	843	1,200
Deferred tax assets	1	1
Prepaid expenses and other current assets	804	700
Total current assets	12,769	13,759

Investments and other assets	1,611	1,833
Property, plant and equipment, net	14,025	13,607
Goodwill	359	359
FCC licenses and other	20,722	20,677
Definite-lived intangible assets, net	1,271	1,335
Total	$50,757	$51,570

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$2,963	$3,487
Accrued expenses and other current liabilities	5,176	5,008
Current portion of long-term debt, financing and capital lease obligations	428	379
Total current liabilities	8,567	8,874

Long-term debt, financing and capital lease obligations	24,072	23,962
Deferred tax liabilities	7,131	7,047
Other liabilities	4,513	4,600
Total liabilities	44,283	44,483

Shareholders' equity
Common shares	6,026	6,019
Paid-in capital	47,026	47,016
Accumulated deficit	(45,459)	(44,815)
Accumulated other comprehensive loss	(1,119)	(1,133)
Total shareholders' equity	6,474	7,087
Total	$50,757	$51,570

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	3/31/13	12/31/12

Total Debt	$24,500	$24,341
Less: Cash and cash equivalents	(6,275)	(6,351)
Less: Short-term investments	(1,494)	(1,849)
Net Debt*	$16,731	$16,141

SCHEDULE OF DEBT (Unaudited)
(Millions)

			3/31/13
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility (Tranche 2)	4.196%	12/15/2015	$500
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
1% Convertible Bond due 2019	1.000%	10/15/2019	3,100
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior Notes due 2022	6.000%	11/15/2022	2,280
Sprint Nextel Corporation			16,880

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.424%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.549%	05/01/2014	181
iPCS Inc.			481

EKN Secured Equipment Facility	2.030%	03/30/2017	445

Tower financing obligation	9.500%	01/15/2030	697
Capital lease obligations and other		2014 - 2022	70
TOTAL PRINCIPAL			24,777

Net discount from beneficial conversion feature on convertible bond			(238)
Net discounts			(39)
TOTAL DEBT			$24,500

Supplemental information:
The Company had $1.5 billion of borrowing capacity available under our unsecured revolving bank credit facility as of March 31, 2013. Our unsecured revolving bank credit facility expires in February 2018. The company is currently limited by a restriction of debt incurrence in one of our debt issuances which has limited our available borrowing capacity to the $1.5 billion mentioned above under our revolving credit facility.
In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases for Network Vision. The facility is equally divided into two consecutive tranches of $500 million, with the drawdown availability contingent upon Sprint's acquisition of equipment-related purchases from Ericsson, up to the maximum of each tranche, ending on May 31, 2013 and May 31, 2014, for the first and second tranche, respectively. Interest and principal are payable semi-annually with a final maturity of March 2017 for both tranches.
*This table includes the $3.1 billion 1% convertible bond that is convertible into Sprint common stock upon consummation of the SoftBank merger, which will otherwise mature in 2019, and excludes (i) our unsecured revolving bank credit facility, which will expire in 2018, (ii) $925 million in letters of credit under the unsecured revolving bank credit facility, (iii) any undrawn, available credit under our secured equipment credit facility, which will mature in 2017, and (iv) all capital leases and other financing obligations.

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures includes total capitalized interest of $15 million for the first quarter of 2013, and $9 million and $115 million for the fourth and first quarters of 2012, respectively, and can be found in the Condensed Consolidated Cash Flow Information and the Reconciliation to Free Cash Flow*.
(2) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers with PowerSource devices, and those utilizing WiMax and LTE technology. Postpaid subscribers on the Nextel platform are defined as retail postpaid subscribers on the iDEN network.
(3) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers and session-based tablet users who utilize CDMA and WiMax technology via our multi-brand offerings. Prepaid subscribers on the Nextel platform are defined as retail prepaid subscribers who utilize iDEN technology.
(4) Nextel Subscriber Recaptures are defined as the number of subscribers that deactivated service from the postpaid or prepaid Nextel platform, as applicable, during each period but remained with the Company as subscribers on the postpaid or prepaid Sprint platform, respectively. Subscribers that deactivate service from the Nextel platform and activate service on the Sprint platform are included in the Sprint platform net additions for the applicable period.
(5) The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total subscribers that left the postpaid or prepaid Nextel platform, as applicable, during the period and were retained on the postpaid or prepaid Sprint platform, respectively.
(6) Severance and lease exit costs are primarily associated with workforce reductions and with exit costs associated with the Nextel platform.
(7) For the first quarter of 2012, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.
(8) For the fourth quarter of 2012, asset impairment and abandonment activity of $18 million is primarily related to network asset equipment in our Wireless segment, no longer necessary for management's strategic plans. The first quarter of 2012 includes $18 million related to a change in our backhaul architecture in connection to our Network Vision design from microwave to a more cost effective fiber backhaul.
(9) On March 16, 2012, we elected to terminate the arrangement with LightSquared LP and LightSquared, Inc. (LightSquared). As we have no future service obligations with respect to the arrangement with LightSquared, we recognized $236 million of the advanced payments as other operating income in the first quarter of 2012. As a result of the termination of the hosting agreement, we impaired capitalized costs specific to LightSquared's 1.6 GHz spectrum that the company no longer intends to deploy which totaled $66 million.
(10) Favorable developments during the first quarter of 2012 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $17 million.
(11) For the first quarter of 2013, litigation activity is primarily a result of favorable developments in connection with a tax (non-income) related contingency.
(12) For the fourth quarter of 2012, included in selling, general and administrative expenses are fees paid to unrelated parties necessary for the proposed transactions with SoftBank and our acquisition of Clearwire.
(13) Hurricane Sandy charges for the fourth quarter of 2012, represent estimated hurricane-related charges of $45 million, consisting of customer credits, incremental roaming costs, network repairs and replacements.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and amounts included as investments in Clearwire during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to network performance, subscriber growth, and liquidity, and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, development and deployment of new technologies; efficiencies and cost savings of multimode technologies; customer and network usage; customer growth and retention; service, coverage and quality; availability of devices; the timing of various events and the economic environment. Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint Nextel undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2012. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Clearwire's first quarter 2013 results from operations have not yet been finalized. As a result, the amount reflected for Sprint's share of Clearwire's results of operations for the quarter ended March 31, 2013, is an estimate and, based upon the finalization of Clearwire's results, may need to be revised if our estimate materially differs from Clearwire's actual results. Changes in our estimate, if any, would affect the carrying value of our investment in Clearwire, net loss, basic and diluted net loss per common share, and comprehensive loss but would have no effect on Sprint's operating income, OIBDA*, Adjusted OIBDA* or consolidated statement of cash flows.

About Sprint Nextel
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 55 million customers at the end of the first quarter 2013 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint No. 1 among all national carriers in customer satisfaction and most improved, across all 47 industries, during the last four years. Newsweek ranked Sprint No. 3 in both its 2011 and 2012 Green Rankings, listing it as one of the nation's greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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